EXHIBIT 10.1

PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 15, 2020)

PERFORMANCE RESTRICTED STOCK UNIT AWARD NOTICE

Participant:	[ ]
Type of Award:	Performance Restricted Stock Units
Target Number of Performance Restricted Stock Units:	[ ]
Date of Grant:	July [ ], 2024
Performance Period:	June 1, 2024 through May 31, 2027
Vesting Date:	July [ ], 2027
Retention Multiple:	[Fill-in 6x for CEO, 4x for President; 3x for SVPs; 2x for VPs]

This Award Notice serves to notify you that the Compensation & Leadership Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) hereby grants to you, under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 15, 2020 (the “Plan”), an award (the “Award”) of Performance Restricted Stock Units (the “Units”), on the terms and conditions set forth in the attached Performance Restricted Stock Unit Award Agreement and the Plan, covering the number of shares of the Company’s $.01 par value common stock (the “Common Stock”) at the target level of performance equal to the Target Number of Performance Restricted Stock Units set forth above.

Stock Retention Requirement. For purposes of the Award, during the term of your employment by the Company, the Committee has established a target of ownership of Common Stock with a value of your annual base salary times the Retention Multiple set forth above. Stock that counts toward satisfaction of this target includes, but is not limited to, stock purchased by you on the open market, stock obtained through stock option exercise, restricted shares (other than restricted shares the vesting of which has some type of performance metric), restricted stock units (other than restricted stock units the vesting of which has some type of performance metric), stock obtained through grants of restricted stock or restricted stock units, stock owned (indirectly) through a qualified retirement plan maintained by the Company, stock owned jointly with your spouse, and stock beneficially owned by a trust for the benefit of you, your spouse and/or your children. Notwithstanding the terms of the Performance Restricted Stock Unit Award Agreement, until you reach the established stock ownership target, you will be required to retain the shares of Common Stock that you receive when the shares represented by this Award vest, except that you may sell

2024 PSU - Officer

sufficient shares to satisfy your tax obligations as set forth in Section 10 of the Award Agreement. Once you have achieved the target ownership, the number of shares of Common Stock associated with your target ownership amount will be determined based on the stock price at that time, and unless otherwise prohibited by agreement, policy, law or otherwise, you may thereafter sell, gift or otherwise transfer any vested shares of Common Stock received under the Award so long as after such sale, gift or other transfer you will continue to own the number of shares of Common Stock associated with your target ownership amount. The Company shall be authorized to add a legend regarding this restriction on transfer to any certificate representing the shares of Common Stock under the Award.

PAYCHEX, INC.

2

PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN

(as amended and restated effective October 15, 2020)

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

1.
Grant of Performance Restricted Stock Units. This Performance Restricted Stock Unit Award Agreement (the “Award Agreement”) sets forth the terms and conditions of the award (the “Award”) of Performance Restricted Stock Units (the “Units”) granted to you by the Compensation & Leadership Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 15, 2020 (the “Plan”), as described on your Award Notice. The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference and made a part of this Award Agreement. The capitalized terms used in this Award Agreement, and not otherwise defined herein, are defined in the Plan.
2.
Components, Target Number of Performance Restricted Stock Units and rTSR Modifier. The Award consists of two components: (a) the Service Revenue Growth component; and (b) the Operating Income Growth component, each of which shall represent fifty percent (50%) of the Target Number of Performance Restricted Stock Units. The Award also includes a Relative Total Shareholder Return (“rTSR”) Modifier.
3.
Determination of Number of Units.
(a)
Service Revenue Growth and Operating Income Growth Components. As soon as practicable after the last day of the Performance Period, the Committee shall determine the number of Units that have become eligible to vest, if any, each as of the last day of the Performance Period, as follows:
(i)
the Units eligible to vest under the Service Revenue Growth metric shall be determined based upon the Company’s Service Revenue Growth for each fiscal year included in the Performance Period, as determined by the Committee, and the Service Revenue Growth matrix and description attached hereto as Exhibit A; and
(ii)
the Units eligible to vest under the Operating Income Growth metric shall be determined based upon the Company’s Operating Income Growth for each fiscal year included in the Performance Period, as determined by the Committee, and the Operating Income Growth matrix and description attached hereto as Exhibit A.
(b)
rTSR Modifier. As soon as practicable after the last day of the Performance Period, the Committee shall determine the rTSR Modifier as of the last day of the Performance Period based upon the TSR of the Company and the Peer Group, and the rTSR Modifier matrix and description attached hereto as Exhibit A.

2024 PSU - Officer

(c)
Number of Units. The Number of Units will be equal to the sum of the Units eligible to vest under the Service Revenue Growth metric and the Units eligible to vest under the Operating Income Growth metric determined under Section 3(a), multiplied by the rTSR Modifier determined under Section 3(b); provided, however, the Number of Units may not exceed two hundred percent (200%) of the Target Number of Performance Restricted Stock Units.
(d)
Committee’s Determinations Final. The Committee’s determination of the Service Revenue Growth, the Operating Income Growth, rTSR Modifier, the Number of Units pursuant to this Award Agreement shall be final, binding and conclusive upon you and all persons claiming under or through you.
4.
Vesting of Number of Units.
(a)
Continued Employment Required. Subject to the terms set forth in this Award Agreement and the Plan, the Number of Units will vest based on your continuous full-time employment with the Company through the Vesting Date as set forth on your Award Notice. Whether and as of what date your full-time employment with the Company shall terminate if you are granted a leave of absence or commence any other break in employment intended by your employer to be temporary, shall be determined by the Committee in its sole discretion. Except as otherwise provided by Section 4(b), 4(c) or 4(d), if your continuous full-time employment with the Company terminates before the Vesting Date for any reason, then the Award shall be forfeited and cancelled immediately.
(b)
Termination Due to Death or Disability. If your employment terminates before the Vesting Date due to death or Disability, then you or your estate shall be entitled to receive payment of the Target Number of Performance Restricted Stock Units, which will be paid to you pursuant to Section 6(b). Notwithstanding the terms of the Plan, for purposes of this Award Agreement, the term “Disability” means a condition whereby you are unable to perform the essential functions of your position with reasonable accommodations by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for a continuous period of not less than six months, all as verified by a physician acceptable to, or selected by, the Company.
(c)
Retirement On or After One-Year Anniversary. If your employment terminates before the Vesting Date due to Retirement on or after the one-year anniversary of the Date of Grant, then you shall be entitled to receive payment of the Number of Units, as determined after the end of the Performance Period, which will be paid to you pursuant to Section 6(c). Notwithstanding the terms of the Plan, for purposes of this Award, the term “Retirement” means retirement from the Company at age sixty (60) or later with ten (10) or more years of employment (full-time or part-time) with the Company.
(d)
Change in Control Termination. Notwithstanding the terms of the Paychex, Inc. Change in Control Plan (the “CIC Plan”), if your employment is terminated before the Vesting Date without Cause during the twelve (12)-month period following a Change in Control, and you execute (and do not subsequently revoke) a general release of all claims in favor of the Company, its subsidiaries, affiliates, officers, directors, successors and assigns in the form attached to the CIC Plan as Exhibit A within twenty-one (21) days following your receipt of notice that such release shall be required, then you shall be entitled to receive payment of the Target Number of Performance Restricted Stock Units, which will be paid to you pursuant to Section 6(d). Notwithstanding the terms of the Plan, for purposes of this Section 4(d), the term “Cause” and “Change in Control” have the meanings given such terms by the CIC Plan.
5.
Nature of Units. The Units represent book-keeping entries only and constitute the Company’s unfunded and unsecured promise to issue Shares to you on a future date. As a holder of Units, you have no rights other than the rights of a general creditor of the Company.
6.
Issuance of Shares.
(a)
Ordinary Course. Except as otherwise provided by Section 6(b) or (c), the Company shall issue a certificate or certificates representing a number of Shares equal to the Number of Units that have vested as promptly as practicable following the Vesting Date, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Performance Period ends.
(b)
Death or Disability. If your employment terminates due to death or Disability before the Vesting Date, the Company will issue a certificate or certificates representing the Target Number of Performance Restricted Stock Units as promptly as practicable following the date of your termination of employment due to death or Disability, but in no event later than March 15th of the calendar year immediately following the calendar year that includes the date of your termination of employment due to death or Disability.
(c)
Retirement On or After One-Year Anniversary. If your employment terminates due to Retirement on or after the one-year anniversary of the Date of Grant and before the Vesting Date, the Company will issue a certificate or certificates representing a number of Shares equal to the Number of Units that have vested as promptly as practicable following the Vesting Date, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Performance Period ends.
(d)
Change of Control Termination. If your employment is terminated before the Vesting Date without Cause within the twelve (12)-month period following a Change of Control, and you execute the general release required by Section 4(d), the Company will issue a certificate or certificates representing the Target Number of Performance Restricted Stock Units that have vested as promptly as practicable following the date of your termination of employment, but in no event later than March 15th of the calendar year immediately following the calendar year that includes the date of your termination of employment.
7.
Rights as a Stockholder. Prior to the issuance of Shares to you pursuant to Section 6, you will not have any of the rights of a stockholder with respect to the Shares to be issued on vesting of the Units, including, but not limited to, the right to vote (in person or by proxy) such Shares at any meeting of stockholders of the Company.
8.
Restrictions on Transfer of Units. Units may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged or encumbered in any way, whether by operation of law or otherwise, except by will or the laws of descent and distribution. The Shares may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.
9.
Restrictions on Issuance of Shares. If at any time the Company determines that listing, registration or qualification of the Shares covered by the Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the Award or the issuance of certificate(s) for Shares hereunder, such Award or issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
10.
Withholding. The vesting of the Award is conditioned upon your making arrangements satisfactory to the Company for the payment to the Company of the amount of all taxes required by any governmental authority to be withheld and paid over by the Company or any Affiliate to the governmental authority on account of such vesting. The payment of such withholding taxes to the Company may be made (i) by you in cash or by check, (ii) subject to the consent of the Company and in accordance with any guidelines established by the Committee, by the Company retaining the number of the Shares that would otherwise be delivered to you upon vesting that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid, or (iii) by the Company or any Affiliate withholding such taxes from any other compensation owed to you by the Company or any Affiliate. Unless you make arrangements prior to vesting to pay withholding taxes in cash or by check, or to have such withholding taxes withheld from other compensation owed to you by the Company or any Affiliate, then at the time of vesting, the Company shall have the right to retain the number of the Shares that would otherwise be delivered to you upon vesting that have an aggregate Fair Market Value (at the time retained by the Company) equal to the amount of withholding taxes (using your minimum required tax withholding rate or such other rate that the Company determines will not trigger a negative accounting impact to the Company) required to be paid.
11.
Limitation of Rights. Neither the Plan, the granting of the Award, the Award Notice nor this Award Agreement gives you any right to remain in the employment of the Company or any Affiliate.
12.
Non-competition, Non-solicitation, Confidentiality, and Detrimental Conduct. In consideration for the Award, you agree that during your employment and for a period of twelve (12) months following termination of employment for any reason, you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director, or in any other individual or representative capacity, engage or attempt to engage in any activity that is competitive to the business of the Company and would involve, or is likely to involve, the use or disclosure of Paychex’s Trade Secrets (as defined below) within the geographic and substantive area or areas of responsibility assigned to you during the last twenty-four (24) months of employment. In addition, you agree that for a period of eighteen (18) months following the termination of employment for any reason, you will not directly or indirectly, solicit Company clients, prospects or referral resources, including but not limited to accountants, banks, and consultants, with which you had substantial personal involvement during your employment; nor will you recruit or hire, or attempt to recruit or hire, any other employee of Company or its affiliates, or induce or attempt to induce any employee of Company to terminate employment with Company. You also agree and acknowledge that during the course of your employment with the Company, you will obtain, have access and be privy to nonpublic, confidential, and proprietary information important to the Company’s business solely as a result of your employment with the Company, including but not limited to, sales and marketing strategies, price lists, client lists, client confidential information, referral sources, and goodwill (“Trade Secrets”). You hereby recognize and agree that Paychex’s Trade Secrets are confidential, proprietary and highly valued protectable interests. You agree that during and after employment, you shall not divulge or make use of any Trade Secrets, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity without prior written consent of the Company. This Agreement does not, however, limit your ability to communicate with any federal governmental agency or otherwise participate in any investigation or proceeding that may be conducted by any federal governmental agency, including providing documents or other information, without notice to the Company. You further agree that you will not, during your employment, engage in conduct which is detrimental to the Company, including violation of the Company’s Code of Business Ethics and Conduct, criminal conduct, fraud, or willful misconduct. These covenants are not intended to, and do not, limit in any way the rights and remedies provided to the Company under the Plan, other agreements with you, or under common or statutory law. If on the Date of Grant, you primarily work from a US state in which any of the terms of the non-competition or non-solicitation restrictions set forth in this Section 12 are deemed to be illegal or invalid, then such terms are hereby deemed void to the extent required by such applicable state law and shall not be considered part of this Award Agreement so long as you primarily work in any such state, but the remaining terms set forth in this Section 12 which are not deemed illegal or invalid shall continue to apply.
13.
Repayment of Financial Gain.
(a)
If you fail to comply with Section 12 of this Award Agreement, the Company may cancel any unvested portion of this Award and recover from you the total number or vesting date value of Shares whose vesting date occurred pursuant to this Award during the 24-month period preceding your breach of any covenant in Section 12 of this Award Agreement. The total number or value of the vested Shares shall include the amount of any dividends paid to you during the twenty-four (24)-month period specified above and shall not be reduced for the payment of applicable taxes or other amounts.
(b)
If you fail to comply with Section 12 of this Award Agreement, upon demand by the Company, you will repay the Company in accordance with the terms of Section 13(a), and the Company shall be entitled to offset the amount of any such repayment obligation against any amount owed to you by the Company. The remedies set forth in this Section are in addition to any other remedies the Company may have, at law or equity, for your violation of the terms of this Award Agreement.
14.
Rights of Company and Affiliates. This Award Agreement does not affect the right of the Company or any Affiliate to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, Shares or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.
15.
Plan Controls. In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.
16.
Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend or terminate the Award with your consent.
17.
Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Florida, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions. All parties consent to exclusive personal jurisdiction in Florida courts and agree that venue shall be Pinellas County (St. Pete).
18.
Section 409A. The Award is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), under the short-term deferral exception described in Section 1.409A-1(b)(4) of the Treasury Regulations, and the Plan and this Award Agreement shall be interpreted and administered consistent with such intention.
19.
Dodd-Frank Clawback. Notwithstanding any provision of this Award Agreement to the contrary, this Award Agreement (and any shares of Stock or other amounts payable hereunder) are subject to reduction, cancellation, repayment, forfeiture or recoupment in accordance with any clawback policy adopted by the Company, including, but not limited to, the Paychex, Inc. Policy for the Recovery of Erroneously Awarded Compensation, each as in effect or as may be adopted and/or modified from time to time by the Company in its discretion, and any clawback requirements imposed under applicable laws, rules and regulations (including Section 10D of the Exchange Act, Rule 10D-1 under the Exchange Act and Rule 5608 of The Nasdaq Stock Market Listing Rules).

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